Exhibit 99-2

Contact:      Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Announces Agreement to Sell The Chateau at the Village

WALNUT CREEK, CA. – September 27, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the "Company") today announced that, on September 22, 2016, Tahoe Stateline Venture, LLC, a California limited liability company that is wholly-owned by the Company ("TSV"), entered into a Land and Entitlement Purchase Agreement (the "Purchase Agreement") with Jianping Pan, Kawana Holdings LLC and/or its nominee (the "Buyer"). Pursuant to the Purchase Agreement, TSV has agreed to sell to Buyer the approximately 8.0 acres of land and entitlements, including related parking and garage structures, owned by TSV in South Lake Tahoe, California, commonly known as The Chateau at the Village (as further described in the Purchase Agreement, the "Property") for a total of $42.5 million, net of seller's credit which includes sales commissions (the "Purchase Price"). The Property to be sold does not include the existing retail buildings and improvements.

The Closing is subject to a number of conditions described in the Purchase Agreement, including among others completion of satisfactory due diligence by the Buyer and the approval by the City of South Lake Tahoe of a tentative map (the "Map").  The Closing of the transaction is expected to occur on the earlier of March 31, 2017 or within seven business days following approval of the Map, but there can be no assurance if or when the sale of the TSV Property will be consummated.

Buyer has paid an initial deposit into escrow of $500,000 ("Initial Deposit"). An additional $12.5 million is to be deposited into escrow by Buyer on or before November 18, 2016 and paid to TSV along with the Initial Deposit at the Closing, provided that from this cash amount TSV will credit the Buyer $3,000,000 for expenses. The additional $32.5 million of Purchase Price to be paid at Closing will be seller financing in the form of a note (the "Note") to TSV from Buyer secured by a Deed of Trust on the Property and bearing interest at 0.75% per annum.  All principal and interest on the Note will be due on the earlier of March 31, 2017 or six months from the date of the Closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which has been filed by the Company with the SEC as an exhibit to a Current Report on Form 8-K.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the transactions discussed in this press release, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.